Exhibit 16.1
December 15, 2006
U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549
Dear Sir or Madam:
We have read the disclosures contained in Item 4.01 of the Form 8-K of ViewCast.com, Inc. dated December 13, 2006, and agree with the statements concerning our Firm contained in Item 4.01. We have no basis to agree or disagree with the other statements of the registrant contained in the Form 8-K.
Very truly yours,
/s/ Grant Thornton LLP